Exhibit 10.2

AGREEMENT
THIS AGREEMENT (the “Agreement”) is made as of May 15, 2013, between QUICKSILVER RESOURCES INC. (the “Company”) and Thomas F. Darden (“Executive” and, together with the Company, the “Parties”).
RECITALS
WHEREAS, Executive has expressed his desire to retire from his officer role with the Company and its subsidiaries (collectively, the “Group Companies”) as of May 15, 2013 (the “Retirement Date”), in order to transition his role with the Group Companies;
WHEREAS, Executive has expressed his desire to retire from his employment with the Group Companies as of December 31, 2013 (the “Employment Separation Date”);
WHEREAS, the Company desires to express its appreciation to Executive for his long and dedicated service to the Group Companies and also desires to benefit from Executive’s services to the Group Companies in different capacities; and
WHEREAS, Executive and the Company desire to enter into this Agreement in order to memorialize the terms and conditions of Executive’s changing role with the Group Companies.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Executive’s Retirement as an Officer. (a) Executive shall cease to be an officer of the Company and all other Group Companies and Chairman of the Board of Directors of the Company (the “Board”) as of the close of business on the Retirement Date, and Executive hereby agrees:
(i)    to resign and relinquish, effective as of the Retirement Date, all director or officer positions (or comparable positions) with or in connection with the Group Companies, provided that Executive shall remain a non-officer employee of the Company as set forth herein and a director of the Company;
(ii)    upon the request of the Company from time to time, to resign and relinquish his position or membership on behalf of the Company with or in connection with any trade or similar organization and take any action reasonably requested by the Company to facilitate another employee of the Company succeeding to such position or membership;
(iii)    to complete any formalities by signing any required resignation letters or other similar documents that are reasonably requested by any Group Company in connection with such resignation; and

(iv)    to continue to comply with the provisions of this Agreement.
(b)    During the period beginning on the Retirement Date and ending on the Employment Separation Date, unless earlier terminated in accordance with Section 1(e) (the “Employment Period”), Executive shall be an employee of the Company that does not serve as an officer of any Group Company. As an employee, Executive’s sole duties shall be to advise on strategic transactions contemplated by the Group Companies with respect to the Horn River Basin located in the Canadian Provinces of British Columbia and Northwest Territories (the “Horn River Basin”) as directed by the Company from time to time. During the Employment Period, Executive shall report to the Chief Executive Officer of the Company and shall not have responsibility for or authority to direct capital or other spending by the Group Companies or any employee of the Group Companies nor shall any employee of the Group Companies report to Executive.
(c)    During the Employment Period, Executive shall:
(i)    receive a base salary at the annual rate of $455,000 payable in accordance with the ordinary payroll practices of the Company;
(ii)    be eligible to participate in the same health and welfare benefit plans that Executive participated in immediately prior to the Retirement Date, subject to any amendment to, or replacement of, an applicable plan that affects similarly situated participants of such plan;
(iii)    subject to Executive’s timely execution, return and non-revocation of the Release Agreement on or before January 28, 2014 (the 28th day following the Employment Separation Date), be eligible to receive (A) a cash payment equal to the product of (1) $682,500 and (2) the percentage applied, based only on Company performance, to the target annual bonus of the Company’s most senior executive officer that is paid a bonus with respect to 2013 (such percentage, the “2013 Payout Percentage” and such cash payment, the “2013 Cash Bonus”) and (B) a restricted share award granted pursuant to the Company’s Sixth Amended and Restated 2006 Equity Plan, as may be amended from time to time (the “Stock Plan”), with a grant date fair value equal to the product of (x) $455,000 and (y) the 2013 Payout Percentage, which such award will be 100% vested on the date of grant (the “2013 Stock Bonus”), with the 2013 Cash Bonus payable, and the 2013 Stock Bonus granted, on the same date as annual bonuses with respect to 2013 are paid or granted, as applicable, to the Company’s most senior executive officer that receives such a bonus with respect to 2013; provided that both such payment and grant are subject to Executive’s continued provision of services to the Company through the payment date or the grant date, as applicable, and continued compliance with the terms of this Agreement;
(iv)    receive a payment of $6,250 on the Retirement Date and a payment of $12,500 on the first business day of each full calendar month within the Employment Period to defray expenses incurred by Executive with respect to the rental of office space (which will be at a location other than the office building in which the Company’s principal executive offices are located) and associated parking in Fort Worth, Texas and secretarial assistance; and
(v)    be entitled to reimbursement by the Company for reasonable out-of-pocket business expenses (including travel, but not including any expenses related to the items set forth in Section 1(c)(iv)) incurred by Executive in connection with his employment in accordance with the Company’s expense reimbursement policies for employees, subject to Executive’s provision of documentation of the expenses reasonably satisfactory to the Company and, in the case of a single expense or a group of related expenses that are individually or in the aggregate in excess of $5,000, advance written notice of a request for reimbursement pre-approved by the Chief Executive Officer of the Company.
(d)    In recognition of Executive’s contributions to the sale and transfer of a 25% interest in the Company’s Barnett Shale assets to TG Barnett Resources LP (the “TG Transaction”), Executive shall be entitled to (i) a cash payment of $569,000 payable on each of the Retirement Date and August 12, 2013 and (ii) a stock option award with respect to shares of common stock of the Company (“Shares”) with a grant date fair value of $1,138,000 (the “Option Value”) granted on the earlier of (A) August 12, 2013 or (B) the date of the later of the public announcements by the Company regarding (1) a second lien debt offering and (2) an unsecured debt offering (such date, the “Option Grant Date”); provided that, if the number of Shares underlying an option award equal to the Option Value would exceed the maximum number of Shares that may be subject to a stock option award granted to Executive on the Option Grant Date under the Company’s Sixth Amended and Restated 2006 Equity Plan, as may be amended from time to time (the “Stock Plan”), then Executive shall not be entitled to the stock option award described above, but instead shall be granted two stock option awards: (x) a stock option award with a grant date fair value equal to the maximum value that can be awarded to Executive under the Stock Plan on the Option Grant Date (the “2013 Option”) and (y) a stock option award with a grant date fair value equal to the excess of the Option Value over the grant date fair value of the 2013 Option granted on January 2, 2014. Both the payment and the grant set forth in the preceding sentence are subject to Executive’s continued provision of services to the Company through the applicable stock option award grant dates and continued compliance with the terms of this Agreement. Executive expressly acknowledges that the compensation opportunity provided in this Section 1(d), whether or not actually paid or granted to Executive, is in lieu of any incentive compensation (whether in the form of cash, equity compensation or otherwise) to which Executive may have otherwise been eligible with respect to the 2012 fiscal year of the Company.
(e)    The Employment Period shall terminate immediately upon (i) Executive’s resignation as an employee, (ii) Executive’s death or Disability (as defined below) or (iii) the Company’s exercise of its right in its sole discretion to terminate the Employment Period immediately if Executive: (1) becomes an employee or partner of, or enters into any similar relationship (other than as a non-employee director) with, any person or entity other than the Company or Mercury Exploration Company, a Texas corporation;

(2) renders any services in any capacity to a direct competitor of the Company in a manner that is either competitive with the Company or adverse to the Company; (3) makes a Restricted Acquisition (as defined below), unless Executive has first provided the Company with the full particulars of the proposed Restricted Acquisition and the opportunity to acquire an undivided 50% thereof on the same terms on which Executive has the opportunity to acquire same; (4) acquires any leasehold working interest, mineral interest or other interest in oil, gas or other minerals in the Horn River Basin; (5) engages in any conduct or behavior that is in violation of any Company standard or code of conduct policy that is applicable to Executive; (6) breaches any representation or warranty contained in this Agreement or has made any inaccurate statement in any representation or warranty contained in this Agreement; or (7) violates any other provision of this Agreement (which, if curable, is not cured with 10 days after notice thereof to Executive by the Chief Executive Officer of the Company).

(f)    For purposes of this Agreement, “Disability” means any condition that would qualify for a benefit under any group long-term disability plan maintained by the Company and applicable to Executive immediately prior to the Retirement Date. For purposes of this Agreement, “Restricted Acquisition” means (i) the acquisition by Executive of any leasehold working interest, mineral interest or other interest in oil, gas or other minerals (“Subject Interest”) within two (2) miles of any Group Company Interest (as defined below); or (ii) the acquisition by any entity controlled by Executive of any Subject Interest within two (2) miles of any Group Company Interest. For purposes of this Agreement, “Group Company Interest” means any Subject Interest owned by any of the Group Companies as of May 15, 2013.
2.    Executive’s Separation from Employment. (a) Executive’s employment with the Company shall cease effective as of the close of business on the Employment Separation Date, and Executive hereby agrees:
(i)    to resign and relinquish, effective as of the Employment Separation Date, all positions with or in connection with the Group Companies, other than as a director of the Company;
(ii)    to complete any formalities by signing any required resignation letters or other similar documents that are reasonably requested by any Group Company in connection with such separation;
(iii)    to acknowledge the settlement of all outstanding matters by executing, returning to the Company and not revoking the Release Agreement (attached hereto as Exhibit A) (the “Release Agreement”) after the Employment Separation Date and on or before January 28, 2014 (the 28th day following the Employment Separation Date); and
(iv)    to continue to comply with the provisions of this Agreement.
(b)    Subject to Executive’s timely execution, return and non-revocation of the Release Agreement and continued compliance with the terms of this Agreement, all restricted share and option awards held by Executive as of the date hereof that would have vested following the Retirement Date if Executive had remained employed by the Company on the vesting date applicable to such award (as set forth in the table below), shall vest on January 29, 2014:

Award	Portion to Become Vested
Restricted Share Award granted January 3, 2011	34,722 restricted shares
Restricted Share Award granted March 11, 2011	10,356 restricted shares
Restricted Share Award granted January 3, 2012	148,467 restricted shares
Restricted Share Award granted April 16, 2012	49,179 restricted shares
Option Award granted January 3, 2011	Option to purchase 56,582 shares
Option Award granted January 3, 2012	Option to purchase 247,825 shares
with the expiration date for each option award held by Executive that is vested as of the Retirement Date or that shall vest pursuant to this Section 2(b) being the earlier of (A) December 31, 2018, or (B) the original expiration date of such option pursuant to the applicable award agreement.
(c)    On the first regularly scheduled payroll date of the Company following the Employment Separation Date, the Company shall make a lump sum cash payment to Executive in respect of vacation days accrued but unused by Executive as of the Employment Separation Date and the Company’s reasonable estimate of Executive’s expected COBRA premiums during the period beginning on the Employment Separation Date and ending on June 30, 2015 (the “COBRA Period”). In the event that the Company’s reasonable estimate of Executive’s expected COBRA premiums is more or less than the actual amount of such premiums, Executive shall reimburse the Company, or the Company shall reimburse Executive, as the case may be, for the amount of the difference on a monthly basis during the COBRA Period.
(d)    As soon as practicable following the Employment Separation Date, and in accordance with the Company’s expense reimbursement policies for employees, the Company shall reimburse Executive for any reimbursable (but not yet reimbursed) out-of-pocket business expenses incurred by Executive prior to the Employment Separation Date in accordance with Section 1(c)(v).
(e)    Effective as of the close of business on the Employee Separation Date, the Company hereby assigns, transfers, conveys and quitclaims to Executive all of the Company’s right, title and interest, if any, in or to the name “Makarios” and any domain names and other source identifiers solely to the extent that they are comprised of such name.  For the avoidance of doubt, the foregoing assignment, transfer, conveyance and quitclaim is made on an “as is” basis and the Company hereby disclaims any express or implied representations or warranties of any kind with respect thereto including, without limitation, those regarding merchantability, fitness for a particular purpose or non-infringement.

3.     Board Service. (a) Following the Retirement Date, Executive shall remain a director of the Company for the duration of his term in effect as of the Retirement Date and for future terms, subject to Executive’s nomination by the Nominating and Governance Committee of the Board (the “Committee”) and election by the shareholders of the Company and Executive’s right to resign at any time for any reason. Subject to the ordinary nomination standards of the Committee, the Committee will recommend to the Board that Executive stand for reelection as a director of the Company at the Company’s 2014 Annual Stockholders’ Meeting.
(b)    Following the Retirement Date and during Executive’s tenure as a member of the Board, Executive shall have the honorary title of Chairman Emeritus.
(c)    Commencing on January 1, 2014 and during Executive’s tenure thereafter as a director of the Company, Executive shall receive compensation as a nonemployee director in accordance with the Company’s nonemployee director compensation policies, as amended from time to time, as applied to all other nonemployee directors.
4.    Consulting Services. (a) On the terms and conditions contained in this Agreement, and subject to Executive’s timely execution, return and non-revocation of the Release Agreement on or before January 28, 2014 (the 28th day following the Employment Separation Date), and continued compliance with the terms of this Agreement, during the period beginning on January 1, 2014 and ending on December 31, 2016, unless earlier terminated in accordance with Section 4(f) (the “Consulting Period”), the Company agrees to retain Executive as, and Executive agrees to serve as, a consultant of the Company to advise on strategic transactions contemplated by the Group Companies with respect to the Horn River Basin as directed by the Company from time to time (collectively, the “Consulting Services”). During the Consulting Period, Executive shall report to the Chief Executive Officer of the Company and shall not have responsibility for or authority to direct capital or other spending by the Group Companies or any employee of the Group Companies nor shall any employee of the Group Companies report to Executive. The Consulting Services are in addition to any services Executive provides to the Company as a director, for which Executive will receive compensation in accordance with Section 3(c).
(b)    In consideration for the performance of the Consulting Services, during the Consulting Period, the Company agrees to pay Executive a monthly cash consulting retainer of $45,000 (a “Consulting Fee”) payable in arrears (but in any event on or prior to March 15 of the year following the year in which the month for which the payment was earned occurred).
(c)    (i)    If (A) one or more Approved Parties (as defined below) is or are a party to a Project Discovery Upstream Assets Transaction (as defined below) that closes on or before December 31, 2016, Executive shall become entitled to a lump sum cash payment in an amount equal to 0.25% of the Upstream Aggregate Value (as defined below) paid by the Approved Party or Approved Parties, and/or (B) one or more Approved Parties is or are a party to a Project Discovery Downstream Assets Transaction and a Final Investment Decision (as defined below) is formally made with respect to such Project Discovery Downstream Assets Transaction on or before December 31, 2016, Executive shall become entitled to a lump sum cash payment in an amount equal to 0.25% of the Downstream Aggregate Value (as defined below) paid by the Approved Party or Approved Parties; provided, however, that the maximum aggregate amount payable under this Section 4(c)(i) for all Project Discovery Upstream Assets Transactions and Project Discovery Downstream Assets Transactions is $2,500,000. Any such payment shall be made by the Company to Executive within three (3) business days after the closing of such Project Discovery Upstream Assets Transaction (and in any event on or prior to March 15 of the year following the year in which such closing occurs) or such Final Investment Decision is formally made (and in any event on or prior to March 15 of the year following the year in which such closing occurs), as the case may be. The compensation provided in this Section 4(c)(i) is conditioned in all respects upon the closing of the Project Discovery Upstream Assets Transaction on or before December 31, 2016, or a Final Investment Decision being formally made with respect to the Project Discovery Downstream Assets Transaction on or before December 31, 2016, as the case may be. Should the closing of the Project Discovery Upstream Assets Transaction not occur on or before December 31, 2016, Executive shall not be entitled to any compensation pursuant to this Section 4(c)(i) with respect to such Project Discovery Upstream Assets Transaction. If a Final Investment Decision is not formally made with respect to the Project Discovery Downstream Assets Transaction on or before December 31, 2016, Executive shall not be entitled to any compensation pursuant to this Section 4(c)(i) with respect to such Project Discovery Downstream Assets Transaction..
(ii)    For purposes of this Agreement, the “Project Discovery Upstream Assets Transaction” shall mean, whether in one or more, or a series of, transactions, any joint venture, partnership, working interest farm-out, volumetric production payment or other asset monetization involving the Project Discovery Upstream Assets (as defined below); any sale of all or a substantial portion of such assets; any merger or other business combination with a third party involving such assets; or any other form of transaction that results in the effective sale, transfer or other disposition of ownership or control over a substantial portion of the principal businesses or operations of such assets to a third party or parties. For purposes of this Agreement, the “Project Discovery Upstream Assets” shall mean leases and other mineral rights owned by any of the Group Companies in connection with hydrocarbon production in the Horn River geologic formation located in the Canadian Provinces of British Columbia and Northwest Territories and any associated drilling equipment, pipelines, and other gathering and transmission assets owned by any of the Group Companies and associated with production or disposal wells.
(iii)    For purposes of this Agreement, the “Project Discovery Downstream Assets Transaction” shall mean, whether in one or more, or a series of, transactions, any joint venture, partnership, or other asset monetization involving the Project Discovery Downstream Assets (as defined below); any sale of all or a substantial portion of such assets; any merger or other business combination with a third party involving the such assets; or any other form of transaction that results in the effective sale, transfer or other disposition of ownership or control over a substantial portion of the principal businesses or operations of such assets to a third party or parties. For purposes of this Agreement, the “Project Discovery Downstream Assets” shall mean any liquefaction facility owned by any of the Group Companies, and any transmission pipeline assets and any associated asset component owned by any of the Group Companies and not included in the Project Discovery Upstream Assets, developed in connection with hydrocarbon production in the Horn River geologic formation located in the Canadian Provinces of British Columbia and Northwest Territories.
(iv)    For purposes of this Agreement, “Upstream Aggregate Value” shall mean the total fair market value (at the time of closing) of all consideration paid or payable (including the fair market value of any assets contributed or used as payment, but excluding any debt, liability or obligation funded, recapitalized or assumed other than a carried interest for future capital expenditures) by one or more Approved Parties to the Company, its affiliates or its stockholders, in connection with the Project Discovery Upstream Assets Transaction Project, including any carried costs, bonus, incentive, milestone or similar payments. For purposes of this Section 4(c)(iv), consideration includes cash, securities, contractual rights and any other form of consideration. If there is no readily available measure of calculating the fair market value of any portion of the consideration, the fair market value shall be reasonably determined by the Company.
(v)    For purposes of this Agreement, “Downstream Aggregate Value” shall mean the total fair market value (at the time of a Final Investment Decision) of all capital contributed or committed to be contributed to capital by one or more Approved Parties (including the fair market value of any assets contributed, but excluding any debt, project financing, liability or obligation funded, recapitalized or assumed) in connection with the Project Discovery Downstream Assets Transaction. For purposes of this Section 4(c)(v), consideration includes cash, securities, contractual rights and any other form of consideration. If there is no readily available measure of calculating the fair market value of any portion of the consideration, the fair market value shall be reasonably determined by the Company.
(vi)    For purposes of this Agreement, “Approved Party” means any person listed on Exhibit B attached hereto and any Affiliate of such person. For purposes of the immediately preceding sentence, “Affiliate” of any specified person means any other person or entity which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under direct or indirect common control with such specified person or entity. For purposes of this definition “control” when used with respect to any person or entity means the right to direct the management or operations of such person or entity, directly or indirectly, whether through the ownership (directly or indirectly) of securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Additional persons may be added to Exhibit B upon the written request of Executive and the prior written approval of the Board, which approval may be granted or withheld in the Board’s sole discretion.

(vii)    For purposes of this Agreement, and with respect to any Project Discovery Downstream Assets Transaction, the meaning of “Final Investment Decision” shall be as defined in the applicable documentation relating to such Project Discovery Downstream Assets Transaction.
(d)    The Company agrees to pay Executive $12,500 on the first business day of each calendar month of the Consulting Period to defray expenses incurred by Executive with respect to the rental of office space (which will be at a location other than the office building in which the Company’s principal executive offices are located) and associated parking in Fort Worth, Texas, and secretarial assistance.
(e)    During the Consulting Period, Company shall reimburse Executive for reasonable and necessary out-of-pocket expenses incurred by Executive for travel and other expenditures (but not including any expenses related to the items set forth in Section 4(d)) directly related to the Consulting Services in accordance with the Company’s expense reimbursement policies for consultants, subject to Executive’s provision of documentation of the expenses reasonably satisfactory to the Company and, in the case of a single expense or a group of related expenses that are individually or in the aggregate in excess of $5,000, advance written notice of a request for reimbursement pre-approved by the Chief Executive Officer of the Company.
(f)    The Consulting Period shall terminate immediately upon (i) Executive’s resignation as a consultant, (ii) Executive’s death or Disability or (iii) the Company’s determination to terminate the Consulting Period immediately in accordance with Section 11(f), or if Executive (1) renders any services in any capacity to a direct competitor of the Company in a manner that is either competitive with the Company or adverse to the Company; (2) makes a Restricted Acquisition (as defined below), unless Executive has first provided the Company with the full particulars of the proposed Restricted Acquisition and the opportunity to acquire an undivided 50% thereof on the same terms on which Executive has the opportunity to acquire same; (3) acquires any leasehold working interest, mineral interest or other interest in oil, gas or other minerals in the Horn River Basin; (4) engages in any conduct or behavior that is in violation of any Company standard or code of conduct policy that is applicable to Executive; (5) violates any restrictive covenant set forth in this Agreement; (6) breaches any representation or warranty contained in this Agreement or has made any inaccurate statement in any representation or warranty contained in this Agreement; or (7) violates any other provision of this Agreement (which, if curable, is not cured with 10 days after notice thereof to Executive by the Chief Executive Officer of the Company). In the event that the Consulting Period is terminated pursuant to this Section 4(f), Executive will receive a lump sum cash payment equal to the amount of any accrued but unpaid Consulting Fees through the date of such termination.

(g)    The Company and Executive agree that, at all times during the Consulting Period, Executive will be acting as an independent contractor to the Company, and nothing in this Agreement will be construed to create an employment, partnership, joint venture or other joint undertaking relationship between the Company and Executive during the Consulting Period. Executive will be responsible for, and will file on a timely basis, all tax returns and payments required to be filed or made to any federal, state or local authority with respect to payments or benefits hereunder and will indemnify and hold the Company harmless for Executive’s failure to file any such return or make any such payment. The Company will not withhold or pay any federal, state or local income tax or other wage withholding on behalf of Executive. The Company will not treat Executive as an employee with respect to the services rendered hereunder for federal, state or local tax purposes. If, for any reason, the Company will become liable to pay, or will pay, any such taxes, it will be entitled to deduct from any payments payable to Executive hereunder all amounts so paid or required to be paid. To the extent that taxes paid or required to be paid by the Company exceed the amount payable to Executive hereunder, Executive will reimburse the Company such excess within ten business days of notice from the Company. The Executive assumes full responsibility and discretion for methods, techniques and procedures in the provision of the Consulting Services. Executive is not authorized to (i) represent that Executive is an agent of any Group Company, (ii) enter into contracts on behalf of any Group Company or (iii) otherwise commit any Group Company to any legally binding liabilities or obligations. Executive is permitted to perform services for or become employed by others during the Consulting Period. Executive acknowledges that Executive is not entitled to participate in any of the Company’s compensation or benefit plans or programs for active employees during the Consulting Period.
5.    Communications. Each Party will consult with the other Party before issuing any internal or external communications (other than communications among members of the Board, the Chief Executive Officer of the Company and the Company’s Human Resources Department personnel) with respect to this Agreement or Executive’s retirement or separation and, except in respect of any communication as may be required by applicable law, obligation to or rule of any national securities exchange or association, neither Party shall issue any such communication without the consent of the other Party. Each Party shall give the other Party a reasonable opportunity to review and comment on communication as may be required by applicable law or any listing agreement with or rule of any national securities exchange or association.
6.    Legal Expenses. The Company shall reimburse Executive for the reasonable out-of-pocket legal fees and expenses incurred by Executive in connection with the review and negotiation of this Agreement, up to a maximum reimbursement amount of $40,000 and subject to Executive’s request for reimbursement and provision of documentation of the expenses reasonably satisfactory to the Company.
7.    Confidentiality. Executive acknowledges and agrees that the information, observations and data obtained by him concerning any Group Company while employed by the Company or providing services as an officer or director of any Group Company, or obtained by him, his employees, officers, contractors, agents and representatives in connection with providing the Consulting Services (collectively, “Confidential

Information”) are the property of the Group Companies. Therefore, Executive agrees that, until December 31, 2018, Executive will (and will cause his employees, officers, contractors, agents and representatives to) keep secret and retain in the strictest confidence all Confidential Information, including, without limitation, trade “know-how” secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects and other business affairs of any Group Company, learned by him, his employees, officers, contractors, agents and representatives prior to the date of this Agreement or during the Employment Period and the Consulting Period, and not to disclose them to anyone outside the Group Companies, except: (a) with the Company’s express written consent; (b) to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions; or (c) where required to be disclosed by court order, subpoena or other government process.  If Executive or any of his employees, officers, contractors, agents and representatives shall be required to make disclosure pursuant to the provisions of clause (c) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order or other governmental process, shall notify the Company, by personal delivery or fax (pursuant to Section 13), and, at the Company’s expense, shall cooperate with the Company in taking all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other governmental process and permit any Group Company to intervene and participate with counsel of its own choice in any related proceeding.  Executive shall deliver to the Company prior to the Retirement Date, prior to the Employment Separation Date and at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) containing Confidential Information that he or his employees, officers, contractors, agents and representatives may then possess or have under their control.
8.    Non-Disparagement. (a) During the Employment Period and the Consulting Period, Executive (directly and indirectly, including through affiliates owned and controlled by Executive) agrees not to criticize, denigrate, or disparage any Group Company. The immediately preceding sentence shall not prevent Executive from responding to informal or formal requests for information from governmental authorities or taking any action in defense of any litigation or arbitration asserted against Executive or similar proceeding.
(b)    During the Employment Period and the Consulting Period, the Company (directly and indirectly, including through subsidiaries owned and controlled by the Company) agrees to direct the members of the Board and the officers of the Group Companies not to criticize, denigrate, or disparage Executive. The immediately preceding sentence shall not prevent any Group Company or any of the members of the Board and the officers of the Group Companies from complying with applicable law or responding to informal or formal requests for information from governmental authorities or taking any action in defense of any litigation or arbitration asserted against such person or similar proceeding.

9.    Non-Solicitation. (a) Executive covenants and agrees that, until December 31, 2016, Executive shall not, except with the prior written consent of the Board, directly or indirectly, either alone or jointly with or on behalf of any person, firm, company or entity and whether on his own account or as principal, partner, member, shareholder, director, employee, consultant or in any other capacity whatsoever hire, or engage or solicit the employment or engagement of, any person who immediately prior to the Retirement Date was an employee, contractor or director of any Group Company; provided, however, that the foregoing shall not be violated by hiring any person as a result of general advertising not targeted at any person who immediately prior to the Retirement Date was an employee, consultant or director of any Group Company. For the avoidance of doubt, nothing contained in this Section 9(a) shall prohibit Executive from hiring a person who was not an employee, contractor or director of any Group Company as of the Retirement Date.
(b)    Executive agrees that the restrictions contained in Section 9(a) are reasonable. If, at the time of enforcement of Section 9(a), a court shall hold that the duration and other restrictions stated therein are unreasonable under circumstances then existing, the parties agree that the maximum duration or other restrictions reasonable under such circumstances shall be substituted for the stated duration or other restrictions and that the court shall be allowed to revise the restrictions contained therein to cover the maximum duration and other restrictions permitted by law. In the event of the breach or a threatened breach by Executive of any of Section 9(a), the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting of any bond if permitted by the applicable judicial authority).
10.    Intellectual Property. (a) Executive shall disclose promptly in writing to the Company any and all Intellectual Property made, conceived, developed, acquired or reduced to practice by the Executive, alone or jointly with others, during or in connection with the performance of the Consulting Services. All works, information, materials, software, documentation, methods, apparatus, systems and the like developed, conceived, produced, delivered or disclosed by Executive hereunder or as part of or in connection with the provision of the Consulting Services, and all tangible embodiments thereof shall be considered “Work Product”.
(b)    The Company shall have the sole right to apply for and own any patents and have exclusive title and ownership rights, including all Intellectual Property rights, throughout the world in and to any and all Work Product (including, for the avoidance of doubt, those arising from the provision of the Consulting Services). To the extent that exclusive title and/or ownership rights may not originally vest in the Company as contemplated herein, Executive hereby irrevocably assigns all right, title and interest, including Intellectual Property and ownership rights, in and to the Work Product to the Company, and shall cause those of Executive’s employees, officers, contractors, agents and representatives, if applicable, engaged in the performance of the Consulting Services, to assign all such rights in and to the Work Product. With respect to any Work Product that may qualify as a Work Made for Hire as defined in 17 U.S.C. § 101, such Work Product is and will be deemed a Work Made for Hire and the Company will have the sole right to the copyright (or, in the event that any such Work Product does not qualify as a Work Made for Hire, the copyright and all other rights thereto shall be assigned as above).
(c)    Executive shall cooperate fully at the Company’s expense to procure such rights for the Company and shall execute and do (and shall cause those of its employees, officers, contractors, agents and representatives, if applicable, engaged in the performance of the Consulting Services, to execute and do) all such other acts, deeds, matters and things as may be necessary or expedient, including without limitation, executing all necessary instruments, to give effect thereto and otherwise assist with enabling the Company to prosecute, perfect, register or record the Company’s rights in any Work Product.
(d)    For the avoidance of doubt, the Company shall have the sole free and unrestricted right to use for any purpose, sell, dispose, transfer, assign and grant licenses relating to any and all Work Product and Intellectual Property rights in or to such Work Product.
(e)    All uses of any trademarks, service marks and trade names in the Work Product or in the performance of the Consulting Services, and the goodwill associated therewith, whether by Consultant or third parties, inures and will inure to the benefit of the Company.
(f)    For purposes of this Agreement, “Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works (including computer programs and mask works) and registrations and applications thereof, (iv) trade secrets, know-how and other confidential information, (v) waivable or assignable rights of publicity, waivable or assignable moral rights and (vi) unregistered and registered design rights and any applications for registration thereof; and (vii) data, database rights and all other forms of intellectual property.
11.    Compliance; Cooperation. (a) Executive agrees (for Executive and Executive’s representatives) to comply with all laws, rules and regulations that are now or may be in the future applicable to the operations of the Group Companies and the provision of his services as an employee of the Company during the Employment Period, and the Consulting Services during the Consulting Period, in the jurisdictions within which such services the Consulting Services are being performed. Executive agrees to comply with all policies of the Company that may, from time to time, be in effect, including, but not limited to, the Company’s Code of Business Conduct and Ethics, safety and drug, alcohol and prohibited substance policies. Upon Executive’s request, the

Company agrees to provide copies of such policies to Executive, and to provide updates as required.
(b)    Executive represents and warrants that:
(i)    Executive is aware of, understands and has been counseled by legal counsel on the meaning of the U.S. Foreign Corrupt Practices Act, as amended from time to time (“FCPA”), as well as the Company’s Code of Business Conduct and Ethics. Executive is familiar with the FCPA’s prohibition of paying, offering, promising or giving anything of value, either directly or indirectly, by a U.S. company, U.S. person or any other person, the affairs of which or whom are directed by a U.S. company, to an official of a foreign government, political party, state-owned enterprise, or public international organization for the purpose of influencing an act or decision in his official capacity, or inducing him to use his influence with the foreign government, political party, state-owned enterprise, or public international organization, or to receive any improper advantage in order to assist a U.S. company in obtaining or retaining business for or with, or directing business to, any person. Executive hereby covenants and agrees that Executive will comply fully: (A) with the FCPA, regardless of U.S. jurisdiction over Executive’s activities; (B) with the Company’s Code of Business Conduct and Ethics; and (C) with all other anti-bribery and anti-corruption laws applicable to the provision of his services as an employee of the Company during the Employment Period, and the Consulting Services during the Consulting Period, all of which Executive is also familiar. Executive agrees that Executive’s employees, partners, agents, and consultants involved in any way in the Consulting Services will participate in annual anti-corruption training provided by the Company if the Company deems it necessary to provide such training and provides Executive with 60 days’ notice of the date upon which the training will be provided;
(ii)    none of Executive’s employees, partners, agents or consultants or any such person’s child, spouse or other close relative is presently an official, officer or representative of any foreign government or political party or candidate for political office;
(iii)    Executive has not to date offered, given or promised any prohibited payment under the FCPA or any other applicable anti-bribery and/or anti-corruption law in connection with establishing or maintain any business, entering into or securing any necessary approvals or engaging in any other business-related activity on behalf of any Group Company; and
(iv)    Executive’s participation in the Consulting Services will be permitted under the local laws of any jurisdiction in which he may perform any Consulting Services.
(c)    Executive and the Company acknowledge that the Company is currently in the process of augmenting its Code of Business Conduct and Ethics and developing, finalizing and adopting an Anti-corruption Policy and Guidelines (as and when augmented and/or adopted, collectively, the “Policy”). For the period from and after the time that the Company delivers the Policy to Executive, Executive covenants and agrees to comply with the Policy. For the period commencing on May 15, 2013, Executive covenants that:
(i)    Executive will not take any action that would constitute a violation of any law of the various jurisdictions in which Executive performs the Consulting Services or conducts business, or of the United States, including, but not limited to, the FCPA and the Company represents that it does not desire and covenants that it will not request any service or action by Executive that would or might constitute any such violation;
(ii)    Executive will not take any action that would constitute a violation of the Company’s Code of Business Conduct and Ethics, a copy of which has been delivered to Executive;
(iii)    Executive will not (or attempt to) obligate any Group Company to third parties with whom Executive may interact in performing his services as an employee of the Company during the Employment Period, and the Consulting Services during the Consulting Period, except as approved in writing;
(iv)    Executive will immediately notify the Chief Executive Officer and the Compliance Officer of the Company or the Law Department of the Company of any request received to take any action that might constitute a violation of the FCPA or of any violation of applicable law by Executive or by anyone acting on behalf of Executive in connection with the provision of his services as an employee of the Company during the Employment Period, and the Consulting Services during the Consulting Period;
(v)    Executive will immediately notify the Chief Executive Officer and the Compliance Officer of the Company or the Law Department of the Company if there is any change in the management or organization of Executive’s business or any related or affiliated party controlled by Executive involving any foreign government official, relative thereof, or other covered party under the FCPA; and
(vi)    Executive will disclose to the Company the terms and conditions of any contract related the provision of his services as an employee of the Company during the Employment Period, and the Consulting Services during the Consulting Period, that Executive enters into with a foreign government if it becomes necessary to do so under the laws of the United States.
(d)    Executive agrees that Executive shall maintain for at least 24 months following the termination or expiration of the Consulting Period, all books and records, including but not limited to accounting records, relevant to Executive’s performance of the Consulting Services at Executive’s principal place of business. The Company, or a properly designated representative, shall be entitled, in its sole discretion, in the event it identifies anything that causes it concern or for no reason at all, to audit all books and records of Executive that the Company deems relevant to the Executive’s performance of the Consulting Services at the principal place of business of Executive during normal business hours upon advance written notice so that the Company may confirm compliance by Executive with the terms of this Agreement. Executive understands and agrees that the Company may deem Executive’s entire set of accounting books and records as relevant to Executive’s performance of the Consulting Services and Executive agrees that it will allow the Company to audit such records so long as the Company, or its properly designated representative, agrees to maintain the confidentiality of such records that the Company, or its properly designated representative, deems, after review, do not pertain to Executive’s performance of the Consulting Services.
(e)    Any activity by Executive deemed by the Company to be in violation of the FCPA, the Company’s Code of Business Conduct and Ethics, or applicable laws will constitute and be deemed to be a breach of a material covenant of this Agreement.
(f)    If the Company learns of or has a good faith belief that Executive or any affiliated person or entity has violated or caused any Group Company to violate the FCPA, regardless of jurisdiction, or any other applicable laws and regulations in connection with the Consulting Services, the Company may immediately terminate the Consulting Period notwithstanding any other provision of this Agreement to the contrary. In the event of such termination, the Company will be relieved of all liability and obligations of any kind hereunder, including any liability to make payments under this Agreement.
(g)    Executive will reasonably cooperate with and assist any Group Company and their respective representatives and attorneys as reasonably requested by the Company after the Retirement Date with respect to any investigation, litigation, proceeding, arbitration or other formal or informal dispute resolution effort in which Executive is or has had involvement, is regarding events that occurred during Executive’s tenure with the Company or with respect to which Executive has relevant information by being reasonably available to consult with the Company’s counsel and for interviews, depositions and/or testimony in regard to any such matters, except with respect to any such matter with respect to which Executive is or may become a party. The Company will advance or reimburse Executive for reasonable out-of-pocket fees and expenses (including attorneys’ fees preapproved by the Company) incurred by or on behalf of Executive in connection with this obligation, subject to Executive’s provision of advance written notice of a request for reimbursement pre-approved by the Chief Executive Officer of the Company and documentation of the expenses satisfactory to the Company. Executive will use reasonable efforts to avoid duplicative fees and expenses.
(h)    None of the executive officers of the Company are aware as of the date hereof that the representation and warranty by Executive set forth in Section 11(b) is false in any material respect. For purposes of this Section 11(h), Executive shall not be deemed to be an executive officer of the Company.
12.    Other Representations of Executive and the Company.

(a)    Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms and (c) Executive has disclosed in writing to the General Counsel of the Company every outstanding agreement that Executive has entered into (or caused another person to enter into) on behalf of any of the Group Companies and under which any of the Group Companies could be obligated to another person for a fee, commission or similar remuneration in connection with a project or transaction and provided to the Company full and complete copies of each such agreement to the extent such agreement is in writing. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.
(b)    The Company hereby represents and warrants to Executive that (a) the execution, delivery and performance of this Agreement by the Company do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound, and (b) upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and binding obligation of the Company, enforceable in accordance with its terms.
13.    Notices. Any notice provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (whether by overnight courier or otherwise) with receipt acknowledged or sent by registered or certified mail or equivalent, if available, postage prepaid, or by fax if a fax number is provided below (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such fax was sent), addressed to the parties at the following addresses or to such other address as such Party shall hereafter specify by notice to the other:

Notices to Executive:	Thomas F. Darden 44 Valley Ridge Rd. Fort Worth, Texas 76107 817-239-3078 (Phone)

With a copy to:	Fred S. Stovall Patton Boggs LLP 2000 McKinney Ave., Suite 1700 Dallas, Texas 75201 214-758-1515 (Phone) 214-758-1550 (Fax)

Notices to the Company:	Quicksilver Resources Inc. Attn: John C. Cirone 801 Cherry Street, Suite 3700, Unit 19 Fort Worth, Texas 76102 (817) 665-4939 (Phone) (817) 665-5006 (Fax)

With a copy to:	Stephen A. Kuntz Fulbright & Jaworski L.L.P. Fulbright Tower 1301 McKinney, Suite 5100 Houston, Texas 77010-3095 713-651-5241 (Phone) 713-651-5246 (Fax)
14.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein (except with respect to Section 9, for which Section 9(b) shall apply).
15.    Complete Agreement. This Agreement constitutes the complete agreement and understanding among Executive, on the one hand, and the Company, on the other hand, and supersedes and preempts any prior understandings, agreements or representations, by or among Executive, on the one hand, and the Company or any Group Company, on the other hand, written or oral, whether in agreements, letters, memoranda, term sheets, presentations or otherwise, which may have related to the subject matter hereof in any way. Nothing in this Agreement shall terminate or reduce any obligations of the Group Companies to indemnify Executive for acts as an officer or director of the Group Companies arising under the formation documents of the Group Companies, or pursuant to any separate indemnity agreement entered into between Executive and any of the Group Companies, as any of such documents or agreements may be amended from time to time, which obligations shall continue in full force and effect in accordance with their terms. Executive acknowledges and agrees that he has been given ample opportunity to consider this Agreement and consult with advisers of his choosing regarding his rights generally and the terms of this Agreement, and has used such time as he deems appropriate to review and consider this Agreement prior to his execution of this Agreement.
16.    Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive,

and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
17.    Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
18.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights (other than those quitclaimed pursuant to Section 2(e) with respect to the “Makarios” name) or delegate his obligations hereunder without the prior written consent of the Company. The Company shall require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any attempted assignment in contravention of this Section 18 shall be void ab initio.
19.    Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of Texas without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than Texas.
20.    Interpretation. The Company, Executive and their respective counsel have mutually contributed to the preparation of the Agreement. Accordingly, no provision of the Agreement (nor the Agreement as a whole) shall be construed against the Company or Executive on the grounds that such Party or its counsel drafted any provision of the Agreement.
21.    Tax Withholding. The Company may withhold from any amount payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law or regulation.
22.    Code Section 409A. Executive and the Company agree that it is the intent of the parties that this Agreement not violate any applicable provision of, or result in any additional tax, interest or penalty under, Section 409A of the Internal Revenue Code (“Section 409A”), and that to the extent any provisions of this Agreement do not comply with Section 409A, the parties will make such changes as are mutually agreed upon in order to comply with Section 409A. Notwithstanding any other provision with respect to the timing of payments under this Agreement, to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under this Agreement which are subject to Section 409A (and not otherwise exempt from its application) that are payable (i) in a lump sum within six months following the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Executive shall be paid the amount of such lump sum payments in a lump sum and (ii) in installments within six months following the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Executive shall be paid the aggregate amount of such installment payments in a lump sum, and after the first business day of the seventh month following the date of termination and continuing each month thereafter, Executive shall be paid the regular payments otherwise due to Executive in accordance with the payment terms and schedule set forth herein. In the case of any reimbursement to Executive pursuant to this Agreement, such reimbursement will be made reasonably promptly following Executive’s submission of a request for reimbursement. Any reimbursement by the Company during any taxable year of Executive will not affect any reimbursement by the Company in another taxable year of Executive. Any right to reimbursement is not subject to liquidation or exchange for another benefit.
23.    Arbitration.
(a)    The Company and Executive agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. Arbitration will take place in Fort Worth, Texas, unless the parties mutually agree to a different location. Within 30 calendar days of the initiation of arbitration hereunder, each party will designate an arbitrator. The appointed arbitrators will then appoint a third arbitrator. Executive and the Company agree that the decision of the arbitrators will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators. The arbitrator may, in their own discretion, award legal fees and costs to the prevailing party.
(b)    Notwithstanding the provisions of Section 23(a), the Company may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Executive’s obligations under Sections 7, 8 and 9 hereof.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

QUICKSILVER RESOURCES INC.
/s/ John C. Regan
Name: John C. Regan
Title: Senior Vice President – Chief Financial Officer and Chief Accounting Officer

EXECUTIVE
/s/ Thomas F. Darden
Thomas F. Darden

EXHIBIT A
MUTUAL RELEASE AGREEMENT
THIS MUTUAL RELEASE AGREEMENT (this “Release Agreement”) is entered into between Thomas F. Darden (“Executive”) and QUICKSILVER RESOURCES INC. (the “Company”). The Company, together with its past, present and future parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, plan administrators, attorneys, and agents (individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Release Agreement as the “Company Released Parties.” Executive, together with his affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, plan administrators, attorneys, and agents (individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Release Agreement as the “Executive Released Parties.”
1.     Separation from Employment. Executive acknowledges and understands that Executive’s last day of employment with the Company is December 31, 2013 (the “Employment Separation Date”). Executive further acknowledges that Executive has received all compensation and benefits to which Executive is entitled as a result of Executive’s employment, except as otherwise provided under this Agreement and Executive’s Agreement with the Company, dated as of May 15, 2013 (the “Separation Agreement. Executive understands that, except as otherwise expressly provided in the Separation Agreement, Executive is entitled to nothing further from the Company Released Parties, including reinstatement by the Company.
2.     Releases.
(a)    In consideration of the payments and benefits provided under the Separation Agreement, Executive, for himself and on behalf of all of the Executive Released Parties, hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that any of the Executive Released Parties may have against any of the Company Released Parties, arising on or prior to the date of Executive’s execution and delivery of this Release Agreement to the Company. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of any and all relevant jurisdictions, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims, including those of which any of the Executive Released Parties is not aware and those not mentioned in this Release Agreement. Executive specifically releases any and all Claims arising out of Executive’s employment with the Company and any of the other Company Released Parties or termination therefrom. Executive expressly acknowledges and agrees that, by entering into this Release Agreement, Executive is releasing and waiving any and all Claims which have arisen on or before the date of Executive’s execution and delivery of this Release Agreement to the Company. Notwithstanding anything contained in this Release Agreement to the contrary, nothing contained in this Release Agreement releases any of the Executive Released Parties’ Claims with respect to any breach of any covenant, agreement, representation or warranty made by the Company under this Release Agreement or the Separation Agreement.
(b)    In consideration of the above release and other agreements provided under the Separation Agreement, the Company, for itself and on behalf of all of the Company Released Parties, hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined above) that any of the Company Released Parties may have against any Executive Released Parties, arising on or prior to the date of the Company’s execution and delivery of this Release Agreement to the Executive. This releases all Claims, including those of which any Company Released Party is not aware and those not mentioned in this Release Agreement. The Company expressly acknowledges and agrees that, by entering into this Release Agreement, the Company is releasing and waiving any and all Claims which have arisen on or before the date of the Company’s execution and delivery of this Release Agreement to the Executive. Notwithstanding anything contained in this Release Agreement to the contrary, nothing contained in this Release Agreement releases any of the Company Released Parties’ Claims with respect to any breach of any covenant, agreement, representation or warranty made by Executive under this Release Agreement or the Separation Agreement.
3.     Representations; Covenant not to Sue. Each of the parties hereto hereby represents and warrants that (a) such party has not filed, caused or permitted to be filed any pending proceeding (nor has such party lodged a complaint with any governmental or quasi-governmental authority) against any of the parties released by such party, nor has such party agreed to do any of the foregoing, (b) such party has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the parties released by such party that has been released in this Release Agreement, and (c) such party has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the parties released by such party. Each party covenants and agrees that such party shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such party or any third party of a proceeding or Claim against any of the parties released by such party.

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4.     Binding Agreement. Executive and his heirs, executors, estate, successors and assigns are bound by this Release Agreement. The Company and its successors and assigns are bound by this Release Agreement.
5.     The Company Property. Executive represents and warrants that Executive has returned to the Company all property in Executive’s possession, custody or control belonging to the Company, its affiliates or subsidiaries, including, but not limited to, all equipment, computers, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Executive received, prepared, or helped prepare. Executive represents that Executive has not retained any copies, duplicates, reproductions, computer disks, or excerpts thereof, whether in hard copy or electronic form, of the Company’s, its affiliates’ or subsidiaries’ documents.
6.    Remedies. If Executive breaches any term or condition of this Release Agreement or the Separation Agreement, or any representation made by Executive in this Release Agreement was false when made, it shall constitute a material breach of this Release Agreement and in addition to and not instead of the Company Released Parties’ other remedies under law or in equity, Executive shall immediately, upon written notice from the Company, forfeit (i) all rights granted under Section 1(c)(iii) of the Separation Agreement to receive and/or retain the 2013 Cash Bonus and the 2013 Stock Bonus (as such terms are defined in Section 1(c)(iii) of the Separation Agreement), (ii) all rights granted to the payments or benefits provided for under Section 2(b) of the Separation Agreement, and (iii) all rights granted under Section 4 of the Separation Agreement to receive and/or retain any payment or benefit to or for the benefit of Executive provided for in Section 4 of the Separation Agreement. Executive agrees that if Executive is required to forfeit any rights under the foregoing sentence, this Release Agreement shall continue to be binding on the Executive Released Parties, and the Company Released Parties shall be entitled to enforce the provisions of this Release Agreement as if such amounts and rights had not been repaid or forfeited and the Company shall have no further obligations to Executive under Sections 1(c)(iii), 2(b) and 4 of the Separation Agreement. Further, (x) in the event of Executive’s breach of any term or condition of this Release Agreement, Executive agrees to reimburse all of the Company Released Parties’ attorneys’ fees and other costs associated with enforcing this Release Agreement, and (y) in the event of the Company’s breach of any term or condition of this Release Agreement, the Company agrees to reimburse all of the Executive Released Parties’ attorneys’ fees and other costs associated with enforcing this Release Agreement.
7.     Construction of Agreement. In the event that one or more of the provisions contained in this Release Agreement shall for any reason be held unenforceable in any respect under the law of any relevant jurisdiction, such unenforceability shall not affect any other provision of this Release Agreement, but this Release Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This

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Release Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of Texas without reference to choice of law rules. The Company and Executive consent to the sole jurisdiction of the federal and state courts of Texas. EACH OF EXECUTIVE AND THE COMPANY HEREBY WAIVE HIS OR ITS RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS RELEASE AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM, AND REPRESENT THAT HE OR IT HAS CONSULTED WITH HIS OR ITS OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.
8.     Opportunity for Review. Executive represents and warrants that Executive (i) has had sufficient opportunity to consider this Release Agreement, (ii) has read this Release Agreement, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for Executive, (v) has entered into this Release Agreement of Executive’s own free will and volition, (vi) has duly executed and delivered this Release Agreement, (vii) understands that Executive is responsible for Executive’s own attorneys’ fees and costs, (viii) has had the opportunity to review this Release Agreement with counsel of his choice or has chosen voluntarily not to do so, (ix) has been given 21 days to review this Release Agreement before signing this Release Agreement and 7 days following execution to revoke this Release Agreement and understands that he must execute this Release Agreement and return it to the Company after the Employment Separation Date and on or before January 21, 2014 and has until January 28, 2013 to revoke this Release Agreement, (x) understands that if Executive does not sign this Release Agreement during the specified period, the Company shall have no obligation to enter into this Release Agreement, (xi) understands that if Executive does not sign this Release Agreement during the specified period or Executive revokes this Release Agreement following its execution, Executive shall not be entitled to receive the payments or benefits provided for under Sections 1(c)(iii), 2(b) and 4 of the Separation Agreement, and the Employment Separation Date shall be unaltered; and (xii) understands that this Release Agreement is valid, binding, and enforceable against the parties hereto in accordance with its terms.
9.     Effectiveness. This Release Agreement shall be effective and enforceable immediately after execution and delivery to the Company by Executive, as specified above, and execution and delivery by the Company to Executive.
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IN WITNESS WHEREOF, the parties hereto have executed this Release Agreement as of the dates written below.
Agreed to and accepted on this

__ day of _________, 2014.

EXECUTIVE

Thomas F. Darden

Agreed to and accepted on this
__ day of _________, 2014.

QUICKSILVER RESOURCES INC.

Name:
Title:

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